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                                                                     Exhibit 5.1

                      [Vinson & Elkins L.L.P. Letterhead]


                                January 7, 2002

United Surgical Partners Holdings, Inc.        Tennessee Musculoskeletal
United Surgical Partners                       Network, Inc.
International, Inc.                            Texas Outpatient Surgicare
Day-Op Management Company, Inc.                Center, Inc.
Day-Op Surgery Consulting Company, LLC         USP Chandler, Inc.
Georgia Musculoskeletal Network, Inc.          USP Coast, Inc.
Health Horizons of Decatur, Inc.               USP Domestic Holdings, Inc.
Health Horizons of Kansas City, Inc.           USP Fredericksburg, Inc.
Health Horizons of Murfreesboro, Inc.          USP International Holdings, Inc.
Health Horizons of Nashville, Inc.             USP Las Cruces, Inc.
MedCenter Management Services, Inc.            USP Long Island, Inc.
Medical Documenting Systems, Inc.              USP Manhattan, Inc.
Neurosurgical Associates, Inc.                 USP Nevada Holdings, LLC
NYCAS Administrative Services, LLC             USP Nevada, Inc.
Ortho Excel, Inc.                              USP New Jersey, Inc.
OrthoLink ASC Corporation                      USP North Texas, Inc.
Ortholink Occupational Medicine                USP Pasadena, Inc.
Services Corporation                           USP Sarasota, Inc.
OrthoLink of Colorado, Inc.                    USP South Houston, Inc.
OrthoLink Physicians Corporation               USP Tennessee, Inc.
OrthoLink Securities Corporation               USP Texas, L.P.
OrthoLink/Georgia ASC, Inc.                    USP West Covina, Inc.
OrthoLink/New Mexico ASC, Inc.                 USP Westwood, Inc.
OrthoLink/TN ASC, Inc.                         USP Winter Park, Inc.
Southwest Spine Center, Inc.

15305 Dallas Parkway
Addison, Texas 75501

Ladies and Gentlemen:

    We have acted as counsel for United Surgical Partners Holdings, Inc., a Delaware corporation (the "Company") and wholly-owned subsidiary of United Surgical Partners International, Inc., a Delaware corporation, and the other Guarantors (as defined below), in connection with the exchange of $150,000,000 aggregate principal amount of the Company's 10% Senior Subordinated Notes due 2011 (the "New Notes") and the related guarantees thereof for $150,000,000 aggregate principal amount of the Company's 10% Senior Subordinated Notes due 2011 (the "Old Notes") and the related guarantees thereof. The New Notes and the related guarantees thereof are to be exchanged for the Old Notes and the related guarantees thereof in a registered exchange offer (the "Exchange Offer") pursuant to the Registration Rights Agreement dated December 19, 2001 (the "Registration Rights Agreement") among the Company, the

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January 7, 2002
Page 2


Guarantors, Credit Suisse First Boston Corporation, Lehman Brothers Inc. and SG Cowen Securities.

    The Old Notes and the related guarantees thereof have been, and the New Notes and the related guarantees thereof will be, issued pursuant to an Indenture dated as of December 19, 2001 (the "Indenture"), between the Company, the guarantor parties thereto (the "Guarantors") and U.S. Trust Company of Texas, N.A., as trustee. Unless the context otherwise requires, each capitalized term used and not defined herein shall have the meaning given such term in the Indenture.

    In reaching the opinion set forth herein, we have reviewed originals or copies of the Indenture, the Registration Rights Agreement, the Registration Statement on Form S-4 filed with the Securities and Exchange Commission (the "Commission") on the date hereof by the Company and the Guarantors under the Securities Act of 1933 (the "Securities Act") registering the offering of the New Notes and the related guarantees thereof (the "Registration Statement"), and such other documents and matters of law that we deemed relevant.

    Based upon the foregoing, and subject to the assumptions and qualifications hereinafter stated, we are of the opinion that when the New Notes have been duly executed, authenticated, issued and delivered in accordance with the Exchange Offer and the Indenture, and delivered in exchange for the Old Notes, the New Notes and the related guarantees thereof will constitute valid and binding obligations of the Company and the Guarantors, as applicable, enforceable in accordance with their terms, subject, in each case, to bankruptcy, insolvency, fraudulent conveyance, fraudulent transfer, reorganization, rearrangement, liquidation, conservatorship, moratorium and other laws affecting the enforcement of creditors' rights or the collection of debtors' obligations generally and to general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

    For purposes of this opinion, we have assumed that (i) all information contained in all documents reviewed by us is true and correct, (ii) all signatures on all documents reviewed by us are genuine, (iii) all documents submitted to us as originals are true and complete, (iv) all documents submitted to us as copies are true and complete copies of the originals thereof, (v) each natural person signing any document reviewed by us had the legal capacity to do so, and (vi) each person signing any document reviewed by us in a representative capacity had authority to sign in such capacity.

    We express no opinion concerning provisions stating that a guarantee will not be affected by a modification of the obligation guaranteed in cases in which that modification materially changes the nature or amount of such obligation or by events or circumstances that constitute a discharge at law.

    The opinions expressed above are limited to matters governed by the federal laws of the United States of America, the laws of the States of Texas and New York and the General Corporation Law of the State of Delaware. We do not express any opinions as to the laws of any other jurisdiction.

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January 7, 2002
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    This opinion may be filed as an exhibit to the Registration Statement.
Consent is also given to the reference to this firm under the caption "Legal Matters" in the prospectus included in the Registration Statement as having passed upon certain legal matters in connection with the New Notes. In giving this consent we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

    We express no opinion as to any matter other than as expressly set forth above, and no opinion on any other matter may be inferred or implied herefrom. The opinion expressed herein is given as of the date hereof, and we undertake no, and hereby disclaim any, obligation to advise you of any change in any matter set forth herein. The opinion expressed herein is for the sole use and benefit of, and may only be relied upon by, the Company and the Guarantors, and is not to be used, circulated, quoted or otherwise referred to in connection with any transaction other than the Exchange Offer or by or to any other person without our prior written consent.

                                       Very truly yours,



                                        /s/ Vinson & Elkins L.L.P.